Exhibit 10.1

FIRST AMENDMENT TO THE

AERSALE CORPORATION 2020 EMPLOYEE STOCK PURCHASE PLAN

Effective as of December 22, 2020, AerSale Corporation (the “Company”) established the AerSale Corporation 2020 Employee Stock Purchase (the “Plan”). By adoption of this instrument, the Company now desires to amend the Plan to allow the Committee (as defined in the Plan) to establish a holding period for shares of Common Stock (as defined in the Plan) purchased under the Plan as set forth below.

1.This Amendment shall be effective for all Offering Periods (as defined in the Plan) beginning on or after December 1, 2025.

2.Section 4.4(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)  Holding Period. The Committee or Administrator may, in its discretion, establish a holding period for any shares of Common Stock purchased in a particular Offering Period unless such holding period is prohibited by Applicable Law. The holding period, if any, will commence on the Exercise Date and will not exceed twelve (12) months from such date; provided that the holding period, if any, with respect to any Participant will end automatically if, pursuant to Section 6.2, the Participant is no longer an Eligible Employee. The applicable holding period will be set forth in the Offering Document for the applicable Offering Period, and each Participant will be required to agree to such holding period as a condition to participating in the Offering Period. During such holding period, a Participant will not be permitted to sell any shares of Common Stock purchased in the applicable Offering Period, and each certificate, if any, or book entry representing such shares, will bear a legend or book entry notation, in addition to any information the Company deems appropriate, to reference the applicable resale restriction. Any holding period established by the Administrator or Committee shall be subject to Sections 5.2(b) and 5.2(c), below.

3.This Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 21st day of October, 2025.

AERSALE CORPORATION

By:	/s/ Paul Hechenberger
Paul Hechenberger, Senior Vice President, General Counsel and Secretary